Exhibit 99.1

ACS Savings Plan

Financial statements and report of

Independent registered public accounting firm

As of December 31, 2011 and 2010

and for the Year Ended December 31, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Plan Committee of

ACS Savings Plan

We have audited the accompanying statements of net assets available for plan benefits of the ACS Savings Plan (“the Plan”) as of December 31, 2011 and 2010, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2011. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits of the Plan as of December 31, 2011 and 2010, and the changes in net assets available for plan benefits for the year ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the Plan’s basic financial statements taken as a whole. The supplemental schedule of Schedule H, line 4i – Schedule of Assets (Held at End of Year) as of December 31, 2011, is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s sponsor. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the Plan’s basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the Plan’s basic financial statements taken as a whole.

Chapman, Hext & Co., PC.

Richardson, Texas

June 27, 2012

ACS SAVINGS PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS

December 31, 2011 and 2010

	2011	2010
ASSETS
Investments
Non-interest bearing cash	$60	$131
Participant directed investments (at fair value)	651,034,848	677,147,383

	651,034,908	677,147,514

Receivables
Participants	1,919,525	1,928,095
Notes receivable from participants	22,650,353	23,165,626

Total receivables	24,569,878	25,093,721

Total assets	675,604,786	702,241,235

LIABILITIES
Operating payables	237,467	32,559

Total liabilities	237,467	32,559

Net assets reflecting investments at fair value	675,367,319	702,208,676

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	(4,970,750)	(3,862,152)

Net assets available for Plan benefits	$670,396,569	$698,346,524

The accompanying notes are an integral part of these financial statements.

ACS SAVINGS PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR PLAN BENEFITS

For the Year Ended December 31, 2011

ADDITIONS TO NET ASSETS ATTRIBUTED TO:

Earnings (loss) on investments
Net depreciation in fair value of assets	$(17,125,996)
Interest and dividends	3,843,234

(13,282,762)
Less investment expenses	(53,161)

(13,335,923)

Interest income from notes receivable from participants	993,306

Contributions
Employer	2,478,613
Participants	56,182,619
Participant rollovers	7,101,692

Total contributions	65,762,924

Total additions	53,420,307

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Benefits paid to participants	79,622,611
Administrative expenses	1,747,651

Total deductions	81,370,262

Net decrease in net assets	(27,949,955)

NET ASSETS AVAILABLE FOR PLAN BENEFITS:

Beginning of the year	698,346,524

End of the year	$670,396,569

The accompanying notes are an integral part of these financial statements.

ACS SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE A — PLAN DESCRIPTION

The following description of the ACS Savings Plan (the “Plan”) provides only general information. Xerox Business Services, LLC (formerly Affiliated Computer Services, Inc.) (the “Company” or “XBS”) is the sponsor and administrator of the Plan. Mellon Bank N.A. is the Plan Trustee. Participants should refer to the Plan agreement for a more complete description of the Plan’s provisions.

General

The Plan is a defined contribution plan. The Plan as amended and restated was established January 1, 1989, upon conversion of an existing employee contribution savings plan. The Plan is subject to the provisions of ERISA.

In September 2009, Xerox entered into a definitive agreement to acquire Affiliated Computer Services, Inc. in a cash and stock transaction. The acquisition closed on February 5, 2010. On February 28, 2010, the ACS Stock Fund was converted to The Xerox Stock Fund.

401(k) provisions

Contributions are by salary reduction and are at the employee’s discretion within limits imposed by the 401(k) provisions of the Plan and the applicable Internal Revenue Code sections. The participant accounts are “participant directed accounts.”

Plan amendments

The Plan was amended during the years ended December 31, 2011 and 2010.

A summary of the 2011 plan amendment is as follows:

On September 30, 2011, the Company entered into an asset purchase agreement with Symcor LLP, and certain employees of Symcor LLP became XBS. The Plan was amended to allow eligible former employees of Symcor LLP to participate in the Plan.

On April 1, 2011, the Company entered into an outsourcing agreement with MGM Resorts International, and as a result certain affected employees became XBS employees. The employees received the XBS corporate benefit structure effective on June 16, 2011, the date they were eligible to participate in the Plan.

ACS SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE A — PLAN DESCRIPTION

A summary of the 2010 plan amendments are as follows:

On May 24, 2010, the Company entered into a purchase agreement with HP Enterprise Service, LLC, and certain employees of Excellerate HRO, LLP became XBS employees. The Plan was amended to allow eligible former employees of Excellerate HRO, LLP to participate in the Plan.

During 2010, the Company entered into outsourcing arrangements, and as a result certain affected employees became XBS employees. The Plan was amended to allow former employees of SunTrust and Office Depot, Inc. to begin participating in the Plan.

Employees would receive the XBS corporate benefit structure effective on and after the date they are eligible to participate in the Plan as follows.

Prior Employer	Plan Participation Eligibility Date
Suntrust	May 28, 2010
Office Depot, Inc.	November 16, 2010

Salary deferral

The Plan is a defined contribution plan wherein participants elect to reduce their compensation and have such reductions contributed to the Plan on their behalf. Generally, the Plan covers all eligible employees of the Company who elect to participate except those who are leased or are nonresident aliens not receiving United States source income. The Plan also allows for rollovers from other plans.

Employees are eligible to contribute on their date of hire or as soon thereafter as administratively feasible. Participating employees are eligible for discretionary matching contributions immediately following completion of a one-year period of service.

Employees can elect to contribute to the Plan not less than 1% or more than 75% of eligible compensation on a pre-tax basis, after-tax basis or a combination of both. The maximum contributions allowed by the Internal Revenue Service were $16,500 for 2011 and 2010. If a participant made both pre-tax and after-tax contributions for the applicable calendar year, excess contributions shall be attributed first to the participant’s pre-tax contributions and second to the participant’s after-tax contributions. The term “compensation” for calculation of deferral shall be base pay, overtime and commissions.

ACS SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE A — PLAN DESCRIPTION

In 2011 and 2010, the Company provided discretionary contributions for certain former employees of the State of Indiana. The amounts of discretionary contributions were a percentage of the employee’s compensation.

Such percentage was dependent on the employee’s age and service, each measured in years and completed months as of December 31 of the calendar years for which the discretionary contributions were made, in accordance with the below schedule:

Age plus service	Discretionary contribution percentage
Less than 45	6%
At least 45 but less than 55	9%
At least 55 but less than 65	11%
More than 65	13%

Participating employees are eligible to make catch-up contributions under the Plan provided the participating employees have attained or will attain the age of 50 before the close of the year. The amount of catch-up contributions allowed by the Internal Revenue Services was $5,500 for 2011 and 2010. The catch-up contributions are excluded in calculating any matching compensation.

All matching contributions have been allocated in accordance with Participant’s investment elections.

Allocation

Each participant’s account is credited with the participant’s salary deferral. Investment income or loss is allocated daily based on the ratio of each participant’s account balance at the end of each day.

Vesting

Vesting of all employer contributions occurs at the following rates for employees enrolled in the Plan. Employee contributions and rollover contributions are 100% vested. The vesting schedule applicable to matching contributions in 2011 and 2010, is:

Years in Vesting Service	Vested Interest
Less than two years	0%
Two to three years	50%
Three or more years	100%

ACS SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE A — PLAN DESCRIPTION

Participant loans

Participants may borrow from their fund accounts, through a loan transaction, a minimum of $1,000 or up to a maximum of $50,000 not to exceed 50% of their vested account balance.

The balance in the participant’s account is used to secure the loans. These loan transactions are treated as a transfer between the investment fund and the participant notes fund. The loan terms range from one to five years or within a reasonable time if the purpose of the loan is to acquire a primary residence. The interest rate on loan transactions is commensurate with current rates. As of December 31, 2011 and 2010, interest rates on outstanding loan balances ranged from 4.25% to 10.50% and 4.25% to 10.75%, respectively.

Principal and interest are paid ratably through payroll deductions. Participant notes receivable are valued at their unpaid principal balances, plus accrued but unpaid interest thereon. Interest income on notes receivable from participants is recognized when earned. A participant may not have more than two loans outstanding at the same time.

Termination

Although it has not expressed any intent to do so, the Company’s Board of Directors may terminate the Plan at any time. Upon termination, the Board of Directors may elect to distribute to each participant, or his or her beneficiary, the proportionate share of the Plan’s assets as determined by the individual account balances on the date of termination, or continue the existence of the trust for the purpose of paying benefits as they become due under the terms of the Plan. In addition, upon termination of the Plan, the participants’ vested interest in employer contributions shall be 100%.

Upon termination of service, a participant may elect to receive a lump-sum amount equal to the value of his or her account.

Forfeitures

Forfeitures are used to reduce employer matching or profit sharing contributions or plan administrative expenses. At December 31, 2011 and 2010, the Plan maintained a balance of $9,822 and $76,760, respectively, in forfeited non-vested accounts and utilized $127,051 and $18,769, respectively, in forfeitures to offset employer contributions and plan expenses.

ACS SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE A — PLAN DESCRIPTION

Plan administrative costs

Plan expenses, such as trustee and recordkeeping charges, are covered by a per-participant fee based on the participant’s account balance. To calculate the per-participant fee, the Administrative Committee projected these expenses for plan years 2011 and 2010, and divided the total expenses by the total plan assets as of December 31, 2011 and 2010, respectively. The resulting percentage of 23.8 and 18.0 basis points was applied to each participant’s account balance as of January 1, 2011 and 2010, respectively. This amount is subtracted from each participant’s account on a quarterly basis throughout the year.

Funding policy

It is the policy of the Plan sponsor to remit the employee contribution three business days after the date of payroll.

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Plan is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Plan’s administrator, who is responsible for their integrity and objectivity. The accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures, such as fair value. Actual results may differ from those estimates.

Guaranteed investment contracts

In accordance with current authoritative guidance, investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.

ACS SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

As required by the current authoritative guidance, the statements of net assets available for benefits should present the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The statement of changes in net assets available for benefits is prepared on a contract value basis.

The Plan has an investment election in the Wells Fargo Synthetic Stable Value fund. As of December 31, 2011 and 2010, the balance in this fund was $109,572,739 and $112,633,178, respectively. The Custodian estimates that the contract value is approximately $5.0 million less and $3.9 million less than the fair value for the years ended December 31, 2011 and 2010, respectively.

Investment valuation and income recognition

Mellon Bank N.A. holds the Plan investments. The fair value per unit/share is stated at quoted market prices as determined by Mellon Bank N.A. Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date. Interest income is recorded on the accrual basis.

The Plan presents, in the Statement of Changes in Net Assets Available for Benefits, the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains (losses) and the unrealized appreciation (depreciation) on those investments.

Payment of benefits

Benefit payments are recorded when paid.

New accounting pronouncements

In May 2011, the FASB issued ASU 2011-04 Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRS. ASU 2011-04 is intended to improve comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The amendments are of two types: (i) those that clarify the Board’s intent about the application of existing fair value measurement and disclosure requirements and (ii) those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.

The Plan adopted this guidance in its December 31, 2011 financial statements. The amendment did not have any effect on the changes in net assets or the financial position of the plan.

ACS SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE B — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Effective September 2010, the FASB codification was amended by ASU 2010-25, Reporting Loans to Participants by Defined Contribution Pension Plans. ASU 2010-25 provides that participant loans be classified as notes receivable from participants, which are segregated from plan investments and measured at the unpaid principal balance plus any accrued but unpaid interest.

The Plan adopted this guidance in its December 31, 2010 financial statements. The reclassification did not have any effect on the changes in net assets or the financial position of the Plan.

NOTE C — INCOME TAX STATUS

The Plan obtained its most recent determination letter on March 9, 2009, in which the Internal Revenue Service stated that the Plan as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. Although the Plan has been amended since receiving the determination letter, the plan administrator and the plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC and therefore believe that the plan is qualified.

On January 28, 2010, the Plan received a notification from the Internal Revenue Service indicating approval of the Voluntary Compliance Program statement submitted by the Plan with regards to a failure to make minimum distribution payments to beneficiaries of deceased participants. The Plan has established procedures to correct this failure and has complied with Internal Revenue Service requirements. All excise tax associated with the minimum distribution failure has been waived.

Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the plan and recognize a tax liability (or asset) if the plan has taken an uncertain position that more likely than not would not be sustained upon examination by the Internal Revenue Service. The plan administrator has analyzed the tax positions taken by the plan, and has concluded that as of December 31, 2011, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress.

The plan administrator believes it is no longer subject to income tax examinations for years prior to 2004.

ACS SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE D — INVESTMENTS

The Plan maintains the following investments representing 5% or more of net assets available for benefits at December 31, 2011 and 2010:

	2011	2010

Wells Fargo Stable Value Fund	$109,572,739	$112,633,178
Harbor Capital Appreciation Fund	61,531,804	65,359,144
Moderate Unit	56,407,638	54,677,025
Mellon Stock Unit	53,242,390	34,753,818
Fidelity Low-Priced Stock Fund	36,541,604	39,285,843
Xerox Stock Fund	*	40,785,302
Fidelity Diversified International Fund	*	36,781,443

*	Investment represents less than 5% of Net Assets Available for Benefits in the respective year.

The Plan invests in various investment securities which, in general, are exposed to various risks, such as interest rate, credit and overall market volatility risks. Further, due to the level of risk associated with certain investment securities it is at least reasonably possible that changes in values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

Effective on April 26, 2011, the Davis New York Venture Fund was removed from the ACS Savings Plan. The assets in the Davis New York Venture Fund were mapped to the Mellon Stock Unit Fund.

During 2011 and 2010, the Plan invested in a Master Trust arrangement consisting of common stock and mutual funds. The trust consists solely of the Plan’s assets. Investment information related to the Master Trust arrangement during 2011 and 2010, is as follows:

	2011	2010

Net Assets
Common stock	$31,948,865	$42,706,542
Mutual Funds	259,954,370	230,771,656

	$291,903,235	$273,478,198

ACS SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE D — INVESTMENTS

	Year Ended December 31, 2011	Year Ended December 31, 2010

Change in net assets:
Contributions	$30,979,332	$27,267,529
Received from prior trustee/custodian	—	12,427,656
Interest/dividends	727,306	1,080,876
Net appreciation(depreciation) of investments	(9,559,745)	37,732,628
Net forfeitures	(75,622)	57,014
Benefits paid to participants	(29,295,864)	(21,801,922)
Administrative and miscellaneous expense	(528,031)	(358,129)
Net transfer to/from the Fund	26,177,661	3,084,357

	$18,425,037	$59,490,009

The Net Assets of the Master Trust Investment at December 31, 2011 and 2010, were equal to the aggregate value of the assets of the Master Trust Investment less the value of the accrued liabilities of the Master Trust Investment. The assets of the Master Trust Investment were determined in accordance with generally recognized valuation procedures based upon prices and quotes from independent pricing services.

The closing prices reported in the active markets in which the securities are traded were used to value the investments in the Master Trust. The following table sets forth by level, within the fair value hierarchy, the Master Trust’s assets at fair value as of December 31, 2011 and 2010:

Master Trust Assets at Fair Value

As of December 31, 2011

	Level 1	Level 2	Level 3	Total
Mutual Funds	$259,954,370	$—	$—	$259,954,370
Common stocks	31,948,865	—	—	31,948,865

Total assets at fair value	$291,903,235	$—	$—	$291,903,235

ACS SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE D — INVESTMENTS

Master Trust Assets at Fair Value

As of December 31, 2010

	Level 1	Level 2	Level 3	Total
Mutual Funds	$230,771,656	$—	$—	$230,771,656
Common stocks	42,706,542	—	—	42,706,542

Total assets at fair value	$273,478,198	$—	$—	$273,478,198

During the year ended December 31, 2011, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated in value by $13,283,497. During the year ended December 31, 2010, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $76,966,575 as follows:

	2011	2010
Mutual funds	$(1,117,187)	$66,854,515
Nonemployee corporate stock	144,761	(277,234)
Xerox Stock Fund	(12,311,071)	10,389,294

	$(13,283,497)	$76,966,575

NOTE E — GUARANTEED INVESTMENT CONTRACT WITH WELLS FARGO

The Plan holds a fully benefit-responsive investment contract with Wells Fargo Synthetic Stable Value Fund (“Wells Fargo”). Wells Fargo maintains the contributions in a general account. The account is credited with earnings on the investments and is charged for participant withdrawals and administrative expenses charged by Wells Fargo. The guaranteed investment contract issuer is contractually obligated to repay the principal and a specified interest rate that is guaranteed to the Plan.

The guaranteed investment contract is presented at fair value with an adjustment to contract value in arriving at net assets available for benefits. The contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the guaranteed investment contract.

ACS SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE E — GUARANTEED INVESTMENT CONTRACT WITH WELLS FARGO

Contract value, as reported to the plan by Wells Fargo, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Discontinuance of the contract would result in certain surrender charges and market value adjustments as defined by the contract. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value.

There are no reserves against contract value for credit risk of the contract issuer or otherwise. The fair value of the investment contract at December 31, 2011 and 2010, was $109,572,739 and $112,633,178, respectively. Principal and interest at crediting rates, which are announced in advance on an annual basis, are guaranteed; however, there is no stated maturity date.

During 2011 and 2010, the average yields for the Stable Value Fund were as follows:

Yield Analysis	2011	2010

Based on actual earnings	1.59%	2.45%
Based on interest rate credited to participants	2.91%	3.81%

Benefit-responsive investment contracts are designed to preserve capital and provide a stable crediting rate. Such contracts provide that withdrawals associated with certain events not in the ordinary course of fund operations may be paid at market rather than contract value. Examples of such circumstances may include significant plan design changes, complete or partial plan terminations, severance programs, early retirement programs, the closing or sale of a subsidiary, bankruptcy of the plan sponsor or the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan Administrator does not believe the occurrence of the above events that would limit the Plan’s ability to conduct transactions with Participants at contract value is probable.

The guaranteed investment contract does not permit Wells Fargo to terminate the agreement prior to the scheduled maturity date.

NOTE F — FAIR VALUE MEASUREMENTS

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements).

ACS SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE F — FAIR VALUE MEASUREMENTS

The three levels of the fair value hierarchy under FASB ASC 820 are described as follows:

Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the plan has the ability to access.

Level 2	Inputs to the valuation methodology include:

	•	quoted prices for similar assets or liabilities in active markets;

	•	quoted prices for identical or similar assets or liabilities in inactive markets;

	•	inputs other than quoted prices that are observable for the asset or liability;

	•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.

Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. Following is a description of the valuation methodologies used for assets measured at fair value.

Common stocks, corporate bonds and U.S. government securities: Valued at the closing price reported on the active market on which the individual securities are traded.

Mutual funds: Valued at the net asset value (NAV) of shares held by the plan at year end.

Guaranteed investment contract: Valued at fair value by discounting the related cash flows based on current yields of similar instruments with comparable durations considering the credit-worthiness of the issuer.

The preceding methods described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

ACS SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE F — FAIR VALUE MEASUREMENTS

The following table sets forth by level, within the fair value hierarchy, the plan’s assets at fair value as of December 31, 2011 and 2010:

Assets at Fair Value

As of December 31, 2011

	Level 1	Level 2	Level 3	Total
Mutual Funds	$506,802,985	$—	$—	$506,802,985
Wells Fargo synthetic stable value fund	—	109,572,739	—	109,572,739
Corporate stocks	31,948,865	—	—	31,948,865
Interest bearing cash	1,911,449	—	—	1,911,449
Self directed brokerage accounts	798,810	—	—	798,810

Total assets at fair value	$541,462,109	$109,572,739	$—	$651,034,848

Assets at Fair Value

As of December 31, 2010

	Level 1	Level 2	Level 3	Total
Mutual Funds	$517,448,119	$—	$—	$517,448,119
Wells Fargo synthetic stable value fund	—	112,633,178	—	112,633,178
Corporate stocks	44,115,174	—	—	44,115,174
Interest bearing cash	1,964,411	—	—	1,964,411
Self directed brokerage accounts	986,501	—	—	986,501

Total assets at fair value	$564,514,205	$112,633,178	$—	$677,147,383

Gains and losses included in changes in net assets available for benefits for the year ended December 31, 2011 are reported in net depreciation in fair value of investments.

The Plan’s policy is to recognize transfers into and out of Level 3 as of the date of the event or change in circumstances that caused the transfer. For the years ended December 31, 2011 and 2010, respectively, there were no transfers into or out of Level 3.

ACS SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE G — RELATED PARTY TRANSACTIONS

The Plan invested in investments managed by Mellon Bank N.A. the custodian of the Plan’s assets, as defined by the Plan. These transactions qualify as party-in-interest transactions. However, these transactions are exempt from the prohibited transaction rules. Fees paid by the Plan for the investment management services were $53,161 and $155,986 for the years ended December 31, 2011 and 2010, respectively.

The Plan allows for participant loans. These loans qualify as party-in-interest transactions. However, these transactions are exempt from the prohibited transaction rules.

The Company provides certain accounting, administrative, and investment management services to the Plan. The Plan paid $1,747,651 and $1,097,457 for the services rendered for 2011 and 2010, respectively. These transactions are exempt party-in-interest transactions.

NOTE H — DERIVATIVES

The Plan has no instruments that, in whole or part, are accounted for as a derivative instrument under current authoritative guidance in Accounting for Derivative Instruments and Hedging Activities, during the current plan year.

NOTE I — PLAN MERGERS

In 2011 and 2010, there were no plan mergers.

NOTE J — RISKS AND UNCERTAINTIES

The Plan invests in a variety of investment funds. Investments in general are exposed to various risks, such as interest rate, credit, and overall volatility risk. Due to the level of risk associated with certain investments, it is reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect the amounts reported in the statement of Net Assets Available for Benefits.

NOTE K — SUBSEQUENT EVENTS

In the normal course of business, the Company may consolidate additional subsidiaries into or eliminate current subsidiaries from the ACS Savings Plan.

Effective on January 24, 2012, the Ridgeworth Seix Fund was removed from the Plan. The assets in the Ridgeworth Seix Fund were mapped to the Vanguard High Yield Corporate Fund.

ACS SAVINGS PLAN

NOTES TO FINANCIAL STATEMENTS

December 31, 2011 and 2010

NOTE K — SUBSEQUENT EVENTS

Assets of the TMS Health, LLC 401(k) Profit Sharing Plan were transferred into the ACS Savings Plan on March 1, 2012. The funds transferred totaled approximately $1,098,000 and were reinvested with Mellon in similar investments.

The Plan Sponsor has evaluated subsequent events through June 25, 2012, the date which the financial statements were available to be issued.

NOTE L — SEPARATED PARTICIPANTS WITH VESTED BENEFITS

There were 6,422 and 6,332 terminated participants with vested benefits of $187,457,865 and $195,178,690 as of December 31, 2011 and 2010, respectively.

NOTE M — FORM 5500

The Form 5500 was not available for review at the time of filing the audited financial statements on Form 11-K with the Securities and Exchange Commission. However, in order to comply with ERISA, a comparison and reconciliation of the audited financial statements with the Form 5500 will occur before the Form 5500 is finalized and filed (with the accompanying audited financial statements). The plan administrator does not anticipate any changes to these financial statements as a result of this reconciliation.

SUPPLEMENTAL SCHEDULE

ACS SAVINGS PLAN

SCHEDULE H, LINE 4i SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2011

EIN #51-0310342 PLAN NUMBER 333

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of investment, including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current Value
*	Mellon Bank, N.A.	Pimco Total Return Unit		$5,644,191
*	Mellon Bank, N.A.	American Beacon FDS Small Cap Value Fund		12,482,248
*	Mellon Bank, N.A.	Blackrock International Opportunities II		2,584,466
*	Mellon Bank, N.A.	Blair William Small Cap Growth Fund		5,253,745
*	Mellon Bank, N.A.	Brokerage Account – Self Directed		797,553
*	Mellon Bank, N.A.	CGM Trust Realty Fund		12,699
*	Mellon Bank, N.A.	Commonwealth International Australia/New Zealand Fund		1,509
*	Mellon Bank, N.A.	CurrencyShares Swiss Franc		4,204
*	Mellon Bank, N.A.	Direxion Shares ETF Daily Financial Bear 3x Shares		7,469
*	Mellon Bank, N.A.	Dodge & Cox Income Fund		3,774
*	Mellon Bank, N.A.	Dodge & Cox International Stock Fund		3,533,315
*	Mellon Bank, N.A.	Dreyfus 100% US Treasury Money Market Fund		839,580
*	Mellon Bank, N.A.	EB Temporary Investment Fund II		1,071,869
*	Mellon Bank, N.A.	ETFS Gold Trust		12,394
*	Mellon Bank, N.A.	Fairholme Income Fund		43,884
*	Mellon Bank, N.A.	Fidelity Diversified International Fund		29,092,613
*	Mellon Bank, N.A.	Aggressive Unit		7,053,445
*	Mellon Bank, N.A.	Conservative Unit		16,160,563
*	Mellon Bank, N.A.	International Stock Unit		1,043,833
*	Mellon Bank, N.A.	Mellon Agg Bond Unit		28,639,349
*	Mellon Bank, N.A.	Mellon Midcap Unit		30,922,468
*	Mellon Bank, N.A.	Mellon Small Cap Unit		3,762,296
*	Mellon Bank, N.A.	Mellon Stock Unit		53,242,390
*	Mellon Bank, N.A.	Moderate Aggressive Unit		28,202,605
*	Mellon Bank, N.A.	Moderate Conservative Unit		14,711,641
*	Mellon Bank, N.A.	Moderate Unit		56,407,638
*	Mellon Bank, N.A.	Ridgeworth High Yield Unit		14,163,951

ACS SAVINGS PLAN

SCHEDULE H, LINE 4i SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2011

EIN #51-0310342 PLAN NUMBER 333

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of investment, including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current Value
*	Mellon Bank, N.A.	Fidelity Investment Japan Small Cos Fund		$640
*	Mellon Bank, N.A	Fidelity Low-Priced Stock Fund		36,541,604
*	Mellon Bank, N.A	Fidelity Select Gold Portfolio		5,410
*	Mellon Bank, N.A	FPA Crescent Portfolio		5,574
*	Mellon Bank, N.A	Franklin Small Cap Growth Fund I – Class A		2,234
*	Mellon Bank, N.A	Gaebelli Asset Ben International Fund		50,282
*	Mellon Bank, N.A	Gamco Global Gold Natural Resources		7,639
*	Mellon Bank, N.A	Guinness Atkinson Global Energy Fund		11,939
*	Mellon Bank, N.A	Harbor Cap Appreciation Fund		61,531,804
*	Mellon Bank, N.A	Hartford Inflation Plus Fund		2,955
*	Mellon Bank, N.A	Harris Assoc Investment Oakmark International Small Cap Fund		18,641
*	Mellon Bank, N.A	Ipath US Treasury 10-year Bear		88,134
*	Mellon Bank, N.A	Ishares Barclays 20+ Year Treasury Fund		19,521
*	Mellon Bank, N.A	Ishares Comex Gold Trust		21,474
*	Mellon Bank, N.A	Ishares Dow Jones US Real Estate		2,841
*	Mellon Bank, N.A	Ishares MSCI Brazil Index Fund		861
*	Mellon Bank, N.A	Ishares Silver Fund		24,515
*	Mellon Bank, N.A	Janus Investment Global Technology Fund		1,168
*	Mellon Bank, N.A	Lazard Emerging Markets Portfolio		9,038,051
*	Mellon Bank, N.A	Market Vectors ETF Gold Miners		8,383
*	Mellon Bank, N.A	Market Vectors Junior Gold Miner		2,470
*	Mellon Bank, N.A	Materials Select Sector		6,700
*	Mellon Bank, N.A	Mathews Asia Small Companies		2,009
*	Mellon Bank, N.A	Meridian Income Fund		65,058
*	Mellon Bank, N.A	Old Mutual Advisor Funds II Select Growth Fund		1,517
*	Mellon Bank, N.A	Proshares DB Gold Double		10,890
*	Mellon Bank, N.A	Proshares Trust ETF		2,426
*	Mellon Bank, N.A	Proshares Ultra Financials		6,656
*	Mellon Bank, N.A	Proshares Ultrashort Dow 30		1,531

ACS SAVINGS PLAN

SCHEDULE H, LINE 4i SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2011

EIN #51-0310342 PLAN NUMBER 333

(a)	(b) Identity of Issue, Borrower, Lessor or Similar Party	(c) Description of investment, including maturity date, rate of interest, collateral, par, or maturity value	(d) Cost	(e) Current Value
*	Mellon Bank, N.A	Proshares Ultrashort S&P 500		$4,593
*	Mellon Bank, N.A	Proshares Ultrapro Short S&P 500		1,313
*	Mellon Bank, N.A	Royce Opportunity Fund		16,803
*	Mellon Bank, N.A	Rydex Nasdaq-100 Fund		59,595
*	Mellon Bank, N.A	SPDR Barclays Capital High Yield Fund		11,535
*	Mellon Bank, N.A	SPDR Gold Shares		22,495
*	Mellon Bank, N.A	SSGA S&P 500 Index Fund		9,211
*	Mellon Bank, N.A	T Rowe Price International		13,363
*	Mellon Bank, N.A	Templeton Global Bond Fund		5,247
*	Mellon Bank, N.A	United States Oil Fund LP Units		1,258
*	Mellon Bank, N.A	Vanguard Global Equity Fund		23,417,324
*	Mellon Bank, N.A	Vanguard Fixed Income Inflation Protected Securities		20,719,719
*	Mellon Bank, N.A	Vanguard Specialized Portfolio Reit		16,005,961
*	Mellon Bank, N.A	Vanguard Total Stock Market		12,731
*	Mellon Bank, N.A	Vanguard World Growth Fund		20,783
*	Mellon Bank, N.A	Vanguard Windsor Income Fund II		26,005,036
*	Mellon Bank, N.A	Wasatch Advisors Global Technology Fund		7,029
*	Mellon Bank, N.A	Wells Fargo Stable Value Fund		109,572,739
*	Mellon Bank, N.A	Wisdomtree Dreyfus Chinese Yu		630
*	Mellon Bank, N.A	Xerox Stock Fund		28,474,231
*	Mellon Bank, N.A	Lockheed Martin Stock Fund		3,474,633
*	Participant loans at 4.25% to 10.50%		- 0 -	22,650,353

				$673,685,201

*	Denotes a party-in-interest